EXHIBIT 99.1
NEWS RELEASE
RANGE ANNOUNCES 2007 CAPITAL BUDGET
FORT WORTH, TEXAS, FEBRUARY 06, 2007...RANGE RESOURCES CORPORATION (NYSE: RRC) announced today that a $698 million capital budget has been set for 2007. This represents a 10% increase over 2006 expenditures. The 2007 budget includes $600 million for drilling and recompletions, $58 million for land, $20 million for seismic and $20 million for the expansion and enhancement of gathering systems and facilities. Of the drilling and recompletion capital, 94% is attributable to lower risk development and exploitation activities, and 6% is attributable to higher risk exploration projects. Acquisitions, particularly those in proximity to existing properties, will continue to be pursued but are considered too unpredictable to be specifically budgeted. Based on the current futures prices and existing hedges, 2007 capital spending is expected to be funded entirely by internal cash flow and asset sales.
In 2007, Range expects to drill 924 gross (691 net) wells and undertake 72 (52 net) recompletions. Approximately 57% of the capital budget is attributable to the Southwestern region, 37% to the Appalachian region and 6% to the Gulf Coast region.
Commenting, John H. Pinkerton, Range’s President, said, “The 2007 capital budget reflects our large, multi-year drilling inventory, which consists of more than 9,400 drilling opportunities. The strategy for our 2007 capital expenditures is consistent with prior years, in that our goal is to grow production and reserves at top quartile finding costs. Based on the drilling projects planned for 2007, we anticipate generating attractive returns on invested capital and have set a production growth target of 15%. With production increasing combined with our low cost structure and attractive hedge position, we anticipate posting another year of record financial results in 2007.”
RANGE RESOURCES CORPORATION is an independent oil and gas company operating in the Southwestern, Appalachian and Gulf Coast regions of the United States.
Except for historical information, statements made in this release, including those relating to expected capital expenditures, acquisitions, production growth, reserve additions and rates of return are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, and environmental risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by reference.

2007-4
Contact:	Rodney Waller, Senior Vice President
David Amend, IR Manager
Karen Giles, Sr. IR Specialist
(817) 870-2601
www.rangeresources.com

5